UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2015 (February 26, 2015)

Lightstone Value Plus Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2015, the independent members of the board of directors (the “Board of Directors”) of Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Company”) nominated Miriam Weinstein to serve as an independent director until the Company’s next annual meeting of stockholders in accordance with the Company’s charter and bylaws. The Board of Directors expects to appoint Ms. Weinstein to the Audit Committee of the Board of Directors as well.

Item 8.01	Other Events.

Board of Directors’ Determination of Estimated Net Asset Value and Resulting Estimated Values per Share of Common Stock

The terms “we,” “our,” “us” and “the Company” refer to Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation, and, as required by context, Lightstone Value Plus REIT, L.P. and its wholly owned subsidiaries, which we collectively refer to as our “Operating Partnership.”

On February 26, 2015, our Board of Directors determined and approved our estimated net asset value of approximately $360.9 million and resulting estimated values per share of common stock of (i) $13.74 before allocations to an affiliate our sponsor, The Lightstone Group, LLC, as holder of subordinated profits interests in our Operating Partnership (“SLPs”) and (ii) $11.82 after allocations to the holder of SLPs, both as of September 30, 2014. As of the date of this filing, although our Board of Directors has not approved and we have not sought stockholder approval to adopt a formal plan of liquidation of the Company, certain distributions may be payable to the holder of the SLPs in connection with a liquidation event. Accordingly, we are presenting our estimated value per common share on both a “before” and “after” hypothetical liquidation event basis. The “after” hypothetical liquidation event basis reflects an estimate of the distributions which would be payable upon our liquidation to the holder of the SLPs. Additionally, we believe there have been no material changes between September 30, 2014 and the date of this filing to the net values of our assets and liabilities that existed as of September 30, 2014, other than those already reflected in the valuation and disclosed herein. We are providing these estimated values per share of common stock to assist broker-dealers that participated in our initial public offering in meeting their customer account statement reporting obligation under the National Association of Securities Dealers (“NASD”) Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”) and to assist plan fiduciaries in their requirement to determine the fair market value of plan assets.

Process and Methodology

In connection with such determination, we utilized valuation methodologies that we believe are standard and acceptable in the real estate industry for the types of assets and liabilities held by us. As part of our valuation process, we also engaged Robert A. Stanger & Co., Inc. (“Stanger”), an independent third party investment banking, valuation and appraisal firm, to estimate the “as is” market value of our real estate properties as of September 30, 2014 and to render an opinion as to the reasonableness of our valuation methodology and valuation conclusions for those non-real estate assets and liabilities included on our consolidated balance sheet as of September 30, 2014 and to review our calculations of the resulting net asset values per common share. Stanger was not engaged to determine or opine on our net asset values per common share.

In forming their conclusion of the value of our real estate investments as of September 30, 2014, Stanger was subject to various limitations, and the scope of their work included reviews of:

•	the historical performance and business plans related to the operations of our real estate properties;
•	the applicable markets by means of publications and other resources to measure current economic conditions, including supply and demand factors, and expected growth rates;
•	key market assumptions for financings, including but not limited to interest rates and requisite collateral;
•	our data models prepared to support our internal valuations for our real estate properties;
•	our calculations relating to the value allocations to non-controlling interests and joint venture interests, based on contractual terms and market assessments; and
•	our valuation methodology and calculations for our non-real estate assets and liabilities.

In forming their conclusion for the 35 real estate properties in which we held ownership interests as of September 30, 2014, Stanger performed appraisals on six of our real estate properties and an excess land parcel at one of our real estate properties. With respect to the other 29 real estate properties not appraised by Stanger, they reviewed the reasonableness of and relied upon a third-party appraisal for two properties and 12 real estate properties were valued based on sales contracts entered into subsequent to September 30, 2014 and the remaining 15 real estate properties were valued based on certain other information provided by us.

Stanger concluded that our resulting “as is” market value for our real estate properties as of September 30, 2014 and our non-real estate assets and liabilities included in our consolidated balance sheet as of September 30, 2014, along with our corresponding valuation methodologies and assumptions were appropriate and reasonable and that the resulting net asset values per common share were appropriate and reasonable. Stanger was not engaged to determine or opine on our net asset values per common share.

Stanger has acted as a valuation advisor to us in connection with this assignment. The compensation paid to Stanger in connection with this assignment was not contingent upon the successful completion of any transaction or conclusion reached by Stanger. Stanger has rendered valuation advisory services to us in the past for which it received usual and customary compensation. Stanger may be engaged to provide financial advisory services to us, our sponsor, or its or our affiliates in the future.

Our shares of common stock are not currently listed on a national securities exchange. We may seek to list our shares of common stock for trading on a national securities exchange only if a majority of our independent directors believe listing would be in the best interest of our stockholders. We do not intend to list our shares of common stock at this time. We do not anticipate that there would be any market for our shares of common stock until they are listed for trading. In the event we do not obtain listing prior to the tenth anniversary of the completion or termination of our initial public offering which occurred on October 10, 2008, our charter requires that our Board of Directors must either (i) seek stockholder approval of an extension or the elimination of this listing deadline; or (ii) seek stockholder approval to adopt a plan of liquidation of the Company.

Neither FINRA, the Internal Revenue Service nor the Department of Labor provides any guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated values per share of common stock, and these differences could be significant. The estimated values per share of common stock are not audited and do not represent the fair value of our assets less our liabilities in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), nor do they represent an actual liquidation value of our assets and liabilities or the amount shares of common stock would trade at on a national securities exchange. As of the date of this filing, although we have not sought stockholder approval to adopt a plan of liquidation of the Company, certain distributions may be payable to the holder of SLPs in connection with a liquidation event. Accordingly, we are presenting our estimated value per share of common stock both “before” and “after” estimated allocations to the holder of SLPs assuming a hypothetical liquidation event. Our estimated value per common share “before” allocations to the holders of SLPs is based on the estimated value of our assets less the estimated value of our liabilities divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated value per common share “after” allocations to the holder of SLPs is based on the estimated value of our assets less the estimated value of our liabilities less the estimated distributions which would be payable to the holder of SLPs assuming a hypothetical liquidation event divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated values per share of common stock do not reflect a discount for the fact we are externally managed, nor do they reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated values per share of common stock do not take into account any estimated penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. The value of our shares of common stock will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive a different net asset value and resulting estimated values per share of our common stock, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently plan to continue to update our estimated net asset value and resulting estimated values per share of common stock on at least an annual basis, but are not required to do so more frequently than every 18 months.

The table below sets forth the calculation of our estimated net asset value and resulting estimated values per share of common stock both “before” and “after” estimated distributions which would be payable to the holder of SLPs assuming a hypothetical liquidation event as of September 30, 2014, as well as the comparable calculations as of September 30, 2013 and 2012, respectively. Certain amounts are reflected net of noncontrolling interests, as applicable. Dollar and share amounts are presented in thousands, except per share data.

	As of September 30, 2014		As of September 30, 2013		As of September 30, 2012
	Value	Per Share	Value	Per Share	Value	Per Share

Net Assets:
Real Estate Properties	$426,754	$16.24	$434,281	$16.68	$402,230	$13.21
Non-Real Estate Assets:
Cash and cash equivalents	56,908		38,224		21,426
Investment in Affiliate	21,837		-		-
Marketable equity securities	138,984		138,491		156,658
Restricted escrows	12,926		39,521		47,878
Mortgage loans receivable	5,212		5,341		22,741
Other assets	8,896		13,802		9,637
Net assets held for disposition	-		9,521		-
Total non-real estate assets	244,763	9.32	244,900	9.41	258,340	8.49
Total Assets	671,517	25.56	679,181	26.09	660,570	21.70
Liabilities:
Mortgage notes payable	(246,233)		(278,518)		(212,043)
Notes payable	(39,113)		(41,783)		(39,047)
Other liabilities	(24,629)		(48,080)		(43,371)
Total liabilities	(309,975)	(11.80)	(368,381)	(14.15)	(294,461)	(9.67)
Non-Controlling Interests	(617)	(0.02)	(3,744)	(0.14)	(6,820)	(0.23)
Net Asset Value before Allocations to the Holder of SLPs	$360,925	$13.74	$307,056	$11.80	$359,289	$11.80

Net Asset Value after Allocations to the Holder of SLPs(1)	$310,470	$11.82	$272,029	$10.45	$321,840	$10.57

Shares of Common Stock Outstanding(2)	26,274		26,030		30,446

Notes:

(1)	These estimated net asset values and resulting values per share of common stock reflect the estimated distributions which would be payable upon our liquidation to the holder of SLPs, assuming a hypothetical liquidation event at the indicated valuation date and amount.
(2)	Includes approximately 0.5 million shares of our common stock assuming the conversion of an equal number of common units of limited partnership interest in our Operating Partnership (“common units”).

Our goal in calculating our estimated net asset value is to arrive at values that are reasonable and supportable using what we deem to be appropriate valuation methodologies and assumptions. The following is a summary of our valuation methodologies used to value our assets and liabilities by key component:

Real Estate Properties: We have both consolidated and unconsolidated investments in real estate properties, which consist of operating properties and properties which are under development (collectively, the “Real Estate Properties”). As of September 30, 2014, on a collective basis, we wholly or majority-owned and consolidated the operating results and financial condition of three retail properties containing a total of approximately 0.7 million square feet of retail space, 14 industrial properties containing a total of approximately 1.0 million square feet of industrial space, five multi-family residential properties containing a total of 1,557 units, and twelve hospitality properties containing a total of 1,560 rooms. Additionally, as of September 30, 2014, we held a 49.0% ownership interest in one office property containing a total of approximately 1.1 million square feet of office space which we account for under the equity method of accounting.

Unless otherwise specifically indicated, our real estate assets are generally appraised using valuation methods that we believe are typically used by investors for properties that are similar to ours, including capitalization of each property’s net operating income, discounted cash flow models (generally based on a 10-year holding period) and/or comparison with sales of similar properties. Primary emphasis is based on the discounted cash flow models, with the other approaches used to confirm the reasonableness of the value conclusion. The estimated values for our investments in real estate may or may not represent current market values and do not equal the book values of our real estate investments in accordance with U.S. GAAP. Our consolidated investments in real estate are currently carried in our consolidated financial statements at their amortized cost basis, adjusted for any loss impairments and bargain purchase gains recognized to date. Our unconsolidated investments in real estate are accounted for under the equity method of accounting in our consolidated financial statements.

As of September 30, 2014, our ownership interests in our Real Estate Properties were valued at $426.8 million, including among others, (i) 11 limited service hotels (collectively, the “Hotel Portfolio”), which were valued at $121.9 million, net of estimated transaction costs, (ii) the Gulf Coast Industrial Portfolio, comprised of 14 industrial properties located in New Orleans, Louisiana, San Antonio, Texas and Baton Rouge, Louisiana, which was valued at $51.4 million, (iii) Oakview Plaza, a retail property located in Omaha, Nebraska, which was valued at $26.5 million and (iv) our 49.0% non-managing membership interest in 1407 Broadway Mezz II, LLC (“1407 Broadway”), which we account for under the equity method of accounting, which was valued at $13.6 million, net of estimated transaction costs .

On January 19, 2015, our Board of Directors provided approval for us to form a joint venture (the “Joint Venture”) with Lightstone Value Plus Real Estate Investment Trust II, Inc. (“Lightstone II”), a real estate investment trust also sponsored by our sponsor, which would acquire our ownership interests in up to 11 of the limited services hotels contained in the Hotel Portfolio for aggregate consideration of $122.4 million, plus closing and other third party transaction costs, contingent upon certain lender approvals. On January 29, 2015, we entered into an agreement to form the Joint Venture with Lightstone II whereby we and Lightstone II have 2.5% and 97.5% membership interests, respectively. Lightstone II is the managing member of the Joint Venture. On January 29, 2015 and February 11, 2015, in a series of transactions, we completed the transfer of our ownership interests in an aggregate of seven limited services hotels contained in the Hotel Portfolio into the Joint Venture pursuant to the terms of various contribution agreements. We currently expect to transfer our ownership interests in the remaining four limited services hotels contained in the Hotel Portfolio to the Joint Venture during the second quarter of 2015; however, such transfer remains contingent upon certain lender approvals. Accordingly, the Hotel Portfolio’s estimated fair value was based on the aggregate consideration less estimated closing and other third party transaction costs.

Our valuations for the Gulf Coast Industrial Portfolio and Oakview Plaza were deemed equivalent to their respective non-recourse mortgage indebtedness because we believe their outstanding mortgage indebtedness either exceeds or approximates their estimated fair values.

As of September 30, 2014, our membership interest in 1407 Broadway, which has a sub-leasehold interest in a ground lease to an office building located in New York, New York, was valued at $13.6 million compared to our carrying value of $9.1 million. On February 19, 2015, 1407 Broadway entered into an agreement amongst various parties pursuant to which it will sell its leasehold interest to an unrelated third party for aggregate consideration of $150.0 million. Accordingly, the valuation of our ownership interest in 1407 Broadway is based on the estimated net proceeds we expect to receive in connection with the closing of the transaction, which reflects the repayment of $126.0 million of outstanding mortgage indebtedness, estimated closing costs and the anticipated distribution of 1407 Broadway’s remaining net non-real estate assets.

The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of our Real Estate Properties, excluding (i) the Hotel Portfolio, (ii) the Gulf Coast Industrial Portfolio, (iii) Oakview Plaza and (iv) 1407 Broadway, as of September 30, 2014:

Weighted-Average Basis
Exit capitalization rate	6.6%
Discount rate	8.8%
Annual market rent growth rate	2.8%
Annual net operating income growth rate	3.7%
Holding period (in years)	10.0

While we believe that our assumptions are reasonable, a change in these assumptions would impact the calculations of the estimated value of our Real Estate Properties. Assuming all other factors remain unchanged, a decrease in the exit capitalization rates of 25 basis points would increase the value of our Real Estate Properties by approximately $5.8 million and an increase in the exit capitalization rates of 25 basis points would decrease the value of our Real Estate Properties by approximately $5.3 million. Similarly, a decrease in the discount rates of 25 basis points would increase the value of our Real Estate Properties by approximately $4.4 million and an increase in the discount rates of 25 basis points would decrease the value of our Real Estate Properties by approximately $4.4 million.

As of September 30, 2014, the aggregate estimated value of our Real Estate Properties was approximately $426.8 million and the aggregate cost of our Real Estate Properties was approximately $387.7 million, including $31.3 million of capital and tenant improvements invested subsequent to acquisition. The estimated value of our Real Estate Properties compared to the original acquisition price plus subsequent capital improvements through September 30, 2014, results in an estimated overall increase in the real estate value of 10.1%.

Cash and Cash Equivalents: The estimated values of our cash and cash equivalents approximate their carrying values due to their short maturities.

Investment in Affiliate: During 2014, the Company has entered into an agreement with various related party entities pursuant to which it committed to make contributions of up to $45.0 million to an affiliate of its sponsor which owns a parcel of land located at 365 Bond Street in Brooklyn, New York on which it is constructing a residential apartment project. These contributions are made pursuant to an instrument (the “Preferred Investment”) that entitles the Company to monthly preferred distributions at a rate of 12% per annum, is redeemable by the Company upon the occurrence of certain events, is classified as a held-to-maturity security and is recorded at cost. The estimated value of our Preferred Investment of $21.8 million as of September 30, 2014 approximates its carrying value based on market rates for similar instruments.

Marketable Securities: The estimated values of our marketable securities are primarily based on level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Certain of our marketable equity securities were disposed of subsequent to September 30, 2014. Because the net proceeds received at the dates of disposition were $1.6 million in excess of the value for those marketable equity securities as of September 30, 2014, our valuation as of September 30, 2014 has been adjusted to reflect the actual net proceeds received.

Restricted Escrows: The estimated values of our restricted escrows approximate their carrying values due to their short maturities.

Mortgage Loans Receivable: The values of our mortgage loans receivable are estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments are based on the investments’ contractual cash flows, which we anticipate to receive. The expected cash flows for the loans are discounted at rates that we expect a market participant would require for instruments with similar characteristics, including remaining loan term, loan–to–value ratios, type of collateral, current performance, credit enhancements and other factors.

Other Assets: Our other assets consist of tenant accounts receivable and prepaid expenses and other assets. The estimated values of these items approximate their carrying values due to their short maturities. Certain other items, primarily straight-line rent receivable, intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in real estate properties or financial instruments.

Mortgage Notes Payable: The values for our mortgage loans were estimated using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios. The current market interest rate was generally determined based on the market rates for available comparable debt. The estimated current market interest rates for mortgage loans ranged from 3.20% to 9.97%.

Notes Payable: The estimated value of our notes payable, which consist of our margin loan and revolving line of credit, approximates their carrying values because of their short maturities.

Other Liabilities: Our other liabilities consist of our accounts payable and accrued expenses, amounts due to our sponsor, tenant allowances and deposits payable, distributions payable and deferred rental income. The carrying values of these items were considered to equal their fair value due to their short maturities. Certain other items, primarily intangibles, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective Real Estate Properties or financial instruments.

Other Noncontrolling Interests: Our other noncontrolling interests consist of accrued distributions on common units and SLPs.

Limitations of Estimated Values per Share of Common Stock

As mentioned above, we are providing these estimated values per share of common stock (i) to assist broker-dealers that participated in our initial public offering in meeting their customer account statement reporting obligations which require them to include a valuation per share of common stock in their customer account statements pursuant to NASD Conduct Rule 2340, and (ii) to assist plan fiduciaries in their requirement to determine the fair market value of plan assets. The current fair values of our shares of common stock may be higher or lower than these valuations. There currently is no public market for our shares of common stock and we do not expect one to develop. We currently have no plans to list our shares of common stock on a national securities exchange or over-the-counter market, or to include our shares of common stock for quotation on any national securities market. Accordingly, it is not possible to determine the market value of our shares of common stock. Privately negotiated sales and sales through intermediaries currently are the only means available to a stockholder to liquidate an investment in shares of our common stock. During the period January 1, 2009 through September 30, 2014, we purchased shares of our common stock through our share redemption program and pursuant to our issuer tender offers of $9.80 and $10.60 per share of common stock, dated October 3, 2011 and May 1, 2013, respectively. In addition, we previously issued shares of our common stock through our distribution reinvestment program, which on January 19, 2015 was suspended by our Board of Directors with an effective date of April 15, 2015.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Further, different parties with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive different estimated values per share of common stock, which could be significantly different from the estimated values per share of common stock determined by our Board of Directors. The estimated values per share of common stock determined by our Board of Directors do not represent the fair value of our assets less liabilities in accordance with U.S. GAAP, and such estimated values per share of common stock are not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at either estimated value;

•	a stockholder would ultimately realize distributions per share of common stock equal to either estimated value per share of common stock upon liquidation of our assets and settlement of our liabilities or a sale of the Company;
•	our shares of common stock would trade at either estimated value per share of common stock on a national securities exchange;
•	an independent third-party appraiser or other third-party valuation firm would agree with either estimated value per share of common stock; or
•	the methodology used to estimate our values per share of common stock would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

As of the date of this filing, although we have not sought stockholder approval to adopt a plan of liquidation of the Company, certain distributions may be payable to the holder of SLPs in connection with a liquidation event. Accordingly, we are presenting our estimated value per share of common stock both “before” and “after” estimated allocations to the holder of SLPs assuming a hypothetical liquidation event. Our estimated value per common share “before” allocations to the holder of SLPs is based on the estimated value of our assets less the estimated value of our liabilities divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated value per common share “after” allocations to the holder of SLPs is based on the estimated value of our assets less the estimated value of our liabilities less the estimated distributions which would be payable to the holder of SLPs assuming a hypothetical liquidation event divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated values per share of common stock do not reflect a discount for the fact we are externally managed, nor do they reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated values per share of common stock do not take into account any estimated penalties that could apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. The value of our shares of common stock will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive a different net asset value and resulting estimated values per share of our common stock, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently plan to continue to update our estimated net asset value and resulting estimated values per share of common stock on at least an annual basis, but are not required to do so more frequently than every 18 months.

Forward-Looking Statements

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s Real Estate Properties assumes the properties realize the projected cash flows and expected exit capitalization rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company’s best estimates as of March 2, 2015, the Company can give no assurance in this regard. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties, the borrowers under the Company’s loan investments continuing to make required payments under the investments, the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s investments, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K and in Part II, Item IA of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014, each as filed with the Securities Exchange Commission. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of estimating the Company’s estimated values per share of common stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Consent of Robert A. Stanger & Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: March 2, 2015	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer